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                          HALE AND DORR
                        Counselors at Law
           60 State Street, Boston, Massachusetts 02109
                617-526-6000 * FAX 617-526-5000



                              May 29, 1996


Iomega Corporation
1821 West Iomega Way
Roy, Utah 84067

Ladies and Gentlemen:

    This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 5,750,000 shares of Common Stock, $.03 1/3 par value per share (the "Shares"), of Iomega Corporation, a Delaware corporation (the "Company"), including 750,000 shares issuable upon exercise of an overallotment option granted to the Company.

    The Shares are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, and Hambrecht & Quist LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement (the "Representatives").

    We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, a copy of the By-Laws of the Company, a copy of the Restated Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.




Washington, D.C.                 Boston, MA                   Manchester, NH
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      HALE AND DORR IS A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


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Iomega Corporation
May 29, 1996
Page 2

    In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

    We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Underwriting Agreement, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company pursuant to the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

    It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

    This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

    Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.


                                                           Very truly yours,

                                                           /s/ HALE AND DOOR
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                                                           HALE AND DORR